UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 21, 2008

(Date of earliest event reported)

SECURE COMPUTING CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 0-27074

Delaware	52-1637226
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

55 Almaden Boulevard

San Jose, California 95113

(Address of principal executive offices, including zip code)

(408) 494-2020

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 21, 2008, the Compensation Committee of the Board of Directors of Secure Computing Corporation (the “Company”) approved new severance arrangements with the Company’s executive officers other than the Chief Executive Officer. These changes do not affect the terms of the Company’s Change in Control Severance Plan. Pursuant to the new arrangements, if any executive officer of the Company other than the CEO is terminated by the Company without cause, the executive officer is entitled to receive: (1) a lump-sum cash severance payment equal to the executive officer’s then-current base salary over the severance period and (2) continuation of health benefits during the severance period or until the executive officer obtains new employment, whichever occurs first. In such circumstances, the severance period would be 12 months for the Company’s Chief Financial Officer and 9 months for all executive officers other than the CEO and CFO. The receipt by each executive officer of the severance payment and health benefit continuation described above is contingent upon the execution by the executive officer of a Separation and Release Agreement which assures, among other things, that the executive officer will not commence any type of litigation or other claim against the Company relating to the termination. The benefits described above are not payable in the event of a triggering event under the Company’s Change in Control Severance Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURE COMPUTING CORPORATION

By:	/s/ Steve Kozachok
Steve Kozachok
Sr. Vice President, Secretary and General Counsel

Date: July 25, 2008